PAX WORLD FUNDS SERIES TRUST I
PAX WORLD FUNDS SERIES TRUST III

Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3

Class A, Investor Class and

Institutional Class Shares

Effective April 1, 2007,
as amended and restated September 13, 2007,
as further amended and restated December 3, 2009,
as further amended and restated as of May 1, 2013,
as further amended and restated as of December 2, 2013,
as further amended and restated as of March 25, 2016,
as further amended and restated as of December 14, 2016,
as further amended and restated as of March 30, 2017,
as further amended and restated June 25, 2018

Each class of shares of each series of Pax World Funds Series Trust I (“Trust I”) and each class of shares of each series of Pax World Funds Series Trust III (“Trust III”) (each, a “Trust” and collectively, the “Trusts”) listed on Schedule A hereto, as amended from time to time (collectively, the “Funds”), will have the same relative rights and privileges and be subject to the same sales charges (if any), fees and expenses, except as set forth below. The Board of Trustees (the “Board”) may determine in the future that other distribution arrangements, allocations of expenses (whether ordinary or extraordinary) or services to be provided to a class of shares are appropriate and amend this Amended and Restated Multiple Class Plan accordingly without the approval of shareholders of any class. Except as set forth below or in the Funds’ prospectuses, shares of one Fund may be exchanged only for shares of the same class of another Fund.

Article I. Class A Shares

Class A shares are sold at net asset value (“NAV”) per share plus the initial sales charges described in the Funds’ prospectuses from time to time, subject to the minimum purchase requirements set forth in the Funds’ prospectuses from time to time. Class A shares purchased without an initial sales charge that are redeemed within 18 months from purchase are subject to a contingent deferred sales charge (“CDSC”) as described in the Funds’ prospectuses as from time to time in effect. Class A shares purchased with reinvested dividends or distributions are not subject to a CDSC. The CDSC may be reduced or waived as permitted by Rule 6c-10 under the Investment Company Act of 1940 (the “1940 Act”) and as described in the Funds’ prospectuses as from time to time in effect. Class A shares are subject to fees calculated as a percentage of the net assets attributable to Class A shares at a rate no greater than the maximum permitted under the Funds’ Distribution Plan for Class A Shares (the “Class A Rule 12b-1 Plan”) as set forth in the Class A Rule 12b-1 Plan. The Class A shareholders of each Fund have exclusive voting rights, if any, with respect to the Class A Rule 12b-1 Plan. Transfer agency fees are allocated to Class A shares on a per account basis. Class A shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating solely to Class A shares. Class A shares of any Fund may be exchanged, at the holder’s option, for Class A shares of another Fund that offers Class A shares, without the payment of a sales charge. Class A shares of any Fund may be exchanged, at the holder’s option, without the payment of a sales charge, for Investor Class shares of another Fund that offers Investor Class shares and does not offer Class A shares. Any Fund may reject a request to purchase its shares by exchange. The holding period for determining whether a CDSC will be charged will include the holding period of the shares exchanged. For this purpose, an exchange into any Fund and a prior or subsequent exchange out of the Fund constitutes one exchange.

Article II. Investor Class Shares

Investor Class shares are sold at NAV per share, without the imposition of an initial sales charge or CDSC, subject to the minimum purchase requirements set forth in the Funds’ prospectuses from time to time. Investor Class shares of Pax High Yield Bond Fund will be subject to a redemption fee under such circumstances and in such amount as may be set forth in the Funds’ prospectuses from time to time. Investor Class shares purchased by exchange of Class A shares subject to a CDSC that are redeemed within 18 months from the purchase of such Class A shares are subject to a CDSC to the same extent as such Class A shares, as described in the Funds’ prospectuses as from time to time in effect. Investor Class shares are subject to fees calculated as a percentage of the net assets attributable to Investor Class shares at a rate no greater than the maximum permitted under the Funds’ Distribution Plan for Investor Class Shares (the “Investor Class Rule 12b-1 Plan”) as set forth in the Investor Class Rule 12b-1 Plan. The Investor Class shareholders of each Fund have exclusive voting rights, if any, with respect to the Investor Class Rule 12b-1 Plan. Transfer agency fees are allocated to Investor Class shares on a per account basis. Investor Class shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating solely to Investor Class shares.

Investor Class shares of the Funds may be exchanged, at the holder’s option, for Institutional Class shares of the same Fund, provided that the holder of such shares meets applicable eligibility requirements for Institutional Class shares as described in the Fund’s prospectuses from time to time. Any such exchange will occur at the relative NAV of the two share classes, without the imposition of any sales load, fee, or other charge. The share class exchange features of Investor Class shares of the Funds are subject to the provisions set forth below in “Availability of Exchange and Conversion Features.”

The Trusts may from time to time, but shall be under no obligation to, convert Investor Class shares held in a shareholder’s account to Institutional Class shares of the same Pax Fund in the event the holder of Investor Class shares satisfies the eligibility requirements for Institutional Class shares as described in the Pax Funds’ prospectus. Any such conversion will occur at the relative NAV of the two share classes, without the imposition of any sales load, fee, or other charge. The conversion features for Investor Class shares are subject to the provisions set forth below in “Availability of Exchange and Conversion Features.”

Article III. Institutional Class Shares (Pax Core Bond Fund, Pax ESG Beta Dividend Fund, Pax ESG Beta Quality Fund, Pax Balanced Fund, Pax High Yield Bond Fund, Pax Global Environmental Markets Fund, Pax Ellevate Global Women’s Leadership Fund, Pax Large Cap Fund, Pax MSCI EAFE ESG Leaders Index Fund, Pax Mid Cap Fund, and Pax Small Cap Fund (collectively, “Pax Funds”) only) are sold at NAV per share, without the imposition of an initial sales charge or CDSC, subject to the minimum purchase requirements set forth in the Pax Funds’ prospectuses from time to time. Institutional Class shares of Pax High Yield Bond Fund will be subject to a redemption fee under such circumstances and in such amount as may be set forth in the Pax Funds’ prospectus from time to time. Transfer agency fees are allocated to Institutional Class shares on a per account basis. Institutional Class shares shall bear the costs and expenses associated with conducting a shareholder meeting for matters relating solely to Institutional Class shares.

The Trusts reserve the right to convert Institutional Class shares held in a shareholder’s account to Investor Class shares of the same Pax Fund in the event the holder of Institutional Class shares no longer satisfies the eligibility requirements for Institutional Class shares as described in the Pax Funds’ prospectus. Any such conversion will occur at the relative NAV of the two share classes, without the imposition of any sales load, fee, or other charge. Notwithstanding the foregoing, a shareholder’s Institutional Class shares will not be converted to Investor Class shares without prior notice by the Trusts. The conversion features for Institutional Class shares are subject to the provisions set forth below in “Availability of Exchange and Conversion Features.”

Article IV. Availability of Exchange and Conversion Features

Each Trust may, but will not be obligated to, suspend the exchange and conversion features at any time if it determines that such exchange or conversion may result in adverse tax consequences to the Fund or its shareholders.

Article V. Approval by Board of Trustees

This Amended and Restated Multiple Class Plan shall not take effect with respect to any Fund until it has been approved by the vote of a majority (or whatever greater percentage may, from time to time, be required under Rule 18f-3 under the 1940 Act) of each of (a) the Trustees of Trust I or Trust III, as applicable, and (b) those Trustees of Trust I or Trust III, as applicable, who are not “interested persons” (as such term may be defined from time to time under the 1940 Act) of the Trust.

Article VI. Amendments

No material amendment to this Amended and Restated Multiple Class Plan shall be effective with respect to any Fund unless such amendment is approved by the Board in the manner provided for approval of this Amended and Restated Multiple Class Plan in Article V hereof.

SCHEDULE A

Funds

Pax Core Bond Fund

Pax ESG Beta Dividend Fund

Pax ESG Beta Quality Fund

Pax Global Environmental Markets Fund

Pax Global Opportunities Fund

Pax Ellevate Global Women’s Leadership Fund

Pax Balanced Fund

Pax High Yield Bond Fund

Pax Mid Cap Fund

Pax MSCI EAFE ESG Leaders Index Fund

Pax Large Cap Fund

Pax Small Cap Fund